Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380	Exhibit (d)(1)(xix)

May 1, 2011

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated December 14, 2000, as amended, between Directed Services LLC and T. Rowe Price Associates, Inc., (the “Sub-Advisory Agreement”) the sub-advisory fee for ING T. Rowe Price Growth Equity Portfolio (the “Portfolio”) was reduced on May 1, 2007.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2011 through May 1, 2012. The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the May 1, 2007 expense reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

ING Partners, Inc.

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President